Exhibit 99.1

Newtek Prices its 10th and Largest S&P-Rated Loan Securitization

Reconfirms 2019 Annual Dividend Forecast of $2.15 per Share

Lake Success, N.Y. - October 1, 2019 - Newtek Business Services Corp., ("Newtek") (Nasdaq: NEWT), an internally managed business development company ("BDC"), today announced that it has priced its tenth and largest small business loan securitization, with the offering of $118,920,000 of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2019-1, consisting of $93,540,000 of Class A Notes and $25,380,000 Class B Notes (collectively, the “Notes”), rated “A” and “BBB-”, respectively, by S&P Global Ratings, (“S&P”). The Company anticipates this transaction will close on October 4, 2019. The Notes had an approximate 83% advance rate, and were priced at an average initial yield of approximately 3.84% (Note Interest Rates will be floating rate), which is equivalent to a spread of 183 basis points over LIBOR, across both classes.

The Notes are collateralized by the right to receive payments and other recoveries attributable to the unguaranteed portions of SBA 7(a) loans made by Newtek Small Business Finance, LLC ("NSBF") pursuant to Section 7(a) of the Small Business Act, and overcollateralized by NSBF's participation interest in the unguaranteed portions. Deutsche Bank Securities Inc. acted as sole book-running manager and Capital One Securities, Inc. acted as co-manager for the sale of the Notes.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services Corp. said, “We are extremely pleased to announce our 10th and largest securitization, on which we received the best pricing of any prior NSBF securitization. We received approximately $451 million in aggregate orders across both classes of Notes, and we issued over $118 million in investment grade Notes to 12 investors across both classes. We believe that these attractive economics and demand for our securitized classes are evidence of our continued ability to lower our cost of capital and is indicative of the performance of our prior securitizations. In fact, all of our prior nine securitizations have either maintained their ratings or been upgraded by S&P, which we believe is a product of our securitization transactions turbo principal payment structure and the loan portfolios’ stable performance. Additionally, in July 2019, Newtek closed a public offering of $55.0 million in aggregate principal amount of 5.75% Notes Due 2024, and used a portion of the net proceeds of that offering to redeem our 7.50% notes due 2022. We also recently reported that we increased our Capital One revolving credit facility from $100 million to $150 million, and last year we received a 50 basis point reduction on this facility thereby reducing the interest expense associated with this facility.”

Mr. Sloane continued, “We believe that the core strength of our Company is our diverse business model, which seeks to generate multiple streams of reoccurring revenue and earnings. The Company is revising its 2019 SBA 7(a) loan funding guidance to $520 million. This repositioned forecast is due to changes in, among other things, the economy, company personnel and loan processing. We have factored these changes into our reconfirmed business forecast. We will further discuss these changes and the growth forecasts for our SBA 7(a) loan business and other businesses during our third quarter 2019 earnings conference call in early November. We believe that Newtek Conventional Lending, LLC, our non-conforming conventional loan joint venture, will contribute to our 2019 and 2020 earnings.”

Mr. Sloane concluded, “We are reconfirming our 2019 annual dividend guidance of $2.151 per share, which would represent an approximate 20% increase over our annual dividend payment of $1.80 per share in 2018, and are presently forecasting a $0.71 per share dividend for the fourth quarter 2019. We expect to declare the fourth quarter 2019 dividend in the coming weeks. In addition, during our third quarter 2019 earnings conference call, we expect to issue our annual dividend guidance for 2020, which we believe will be consistent with past forecasts of year-over-year dividend growth. We expect to maintain our dividend policy of distributing an amount that approximates 90 - 100% of the Company's annual taxable income.”

1Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors.

About Newtek Business Services Corp.
Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com